TIFFANY & CO.                    Exhibit 99.1
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                    Contacts:
New York, N.Y. 10022                                          ---------
                                                              James N. Fernandez
                                                              (212)230-5315
                                                              Mark L. Aaron
                                                              (212)230-5301

                TIFFANY REPORTS FOURTH QUARTER, FULL YEAR RESULTS
                -------------------------------------------------

New York, N.Y., February 28, 2005 - Tiffany & Co. (NYSE: TIF) announced its results for the fourth quarter and fiscal year ended January 31, 2005. For the year, net sales rose 10% to $2.2 billion. Net earnings rose 41%, aided by a gain from the Company's sale of its equity stake in Aber Diamond Corporation. Strong retail sales growth in the U.S. was partly offset by weak sales in Japan and a lower gross margin.

For the three-month period (fourth quarter) ended January 31, 2005, net sales rose 11% to $810,122,000, versus $731,588,000 in the prior year, and worldwide comparable store sales rose 5%. On a constant-exchange-rate basis (see attached "Non-GAAP Measures") that excludes the effect of translating local-currency-denominated sales into U.S. dollars, net sales and comparable store sales rose 9% and 3%.

Net earnings in the fourth quarter increased 96% to $217,040,000, or $1.48 per diluted share, from $110,476,000, or 74 cents per diluted share, in the prior year.

For the fiscal year, net sales increased 10% to $2,204,831,000, compared with $2,000,045,000, and worldwide comparable store sales rose 7%. On a constant-exchange-rate basis, net sales and comparable store sales increased 8% and 4%.

Net earnings in the fiscal year rose 41% to $304,299,000, or $2.05 per diluted share, compared with $215,517,000, or $1.45 per diluted share, in the prior year.

As a result of the Company's sale of its Aber shares, fourth quarter and fiscal year earnings included a pre-tax gain of $193,597,000, which, after tax, equated to 85 cents per diluted share in the quarter and 84 cents per diluted share in the year. Selling, general and administrative ("SG&A") expenses in the quarter and year included these items of note: charges of $15 million related to the impairment of assets in one international retail market and in one of the Company's specialty retail concepts, as well as the exit costs of unwinding a separate retail concept that the Company has decided not to pursue; a $25 million contribution to the Tiffany & Co. Foundation; and a charge of $5 million in the quarter and $22 million in the year due to the early adoption, retroactive to February 1, 2004, of Statement of Financial Accounting Standards, No. 123R ("SFAS No. 123R"), "Share-Based Payment." As a result of the Aber equity sale and these other events, net earnings benefited by 67 cents per diluted share in the fourth quarter and 59 cents per diluted share in the fiscal year.

Michael J. Kowalski, chairman and chief executive officer, said, "Tiffany's operating performance in 2004 did not meet the objectives management set at the start of the year. Although we achieved strong comparable store and total sales growth in the U.S. and certain international markets, we did not achieve the sales results we were looking for in Japan. Earnings in 2004 were significantly affected by a decline in gross margin caused by sharply higher costs for precious metals and diamonds, as well as by the geographic and product sales mix."

Sales in the Company's channels of distribution were as follows:
----------------------------------------------------------------

     o U.S. Retail sales increased 10% to $396,960,000 in the fourth quarter and 12% to $1,063,892,000 in the year. Comparable store sales increased 7% in the quarter (New York flagship store rose 12% and branch stores rose 6%) and increased 9% in the year (New York flagship store rose 14% and branch stores rose 8%). Comparable store sales growth was generated by higher spending per transaction and also benefited from increased spending by tourists especially in the New York flagship store. The success of four new stores also contributed to sales growth in 2004. The Company now operates 55 TIFFANY & CO. stores in the U.S.

     o International Retail sales in the quarter rose 10% to $300,830,000 and comparable store sales rose 1% (an increase of 5% and a decline of 3% on a constant-exchange-rate basis). In the fiscal year, International Retail sales increased 10% to $857,360,000 and comparable store sales increased 3% (an increase of 4% and a decline of 3% on a constant-exchange-rate basis). Sales by region on a constant-exchange-rate basis were as follows: in Japan, comparable store sales declined 7% in the quarter (total retail sales rose fractionally) and 8% in the year (total retail sales declined 5%) primarily due to continued unit volume declines in certain silver jewelry and designer jewelry categories; in the Asia-Pacific region outside Japan, comparable store sales rose 4% in the quarter and 11% in the year; and in Europe, comparable store sales increased 2% in the quarter and 3% in the year. The Company operated 96 TIFFANY & CO. stores and boutiques internationally as of year-end.

     o Direct Marketing sales increased 6% to $81,427,000 in the fourth quarter and declined 1% to $195,461,000 in the year. Combined Internet and catalog sales increased 10% in the quarter and 7% in the year due to growth in the average order size. Business sales declined 4% in the quarter and 17% in the year; management discontinued service award-recognition program sales during 2003.

     o Other sales (previously called Specialty Retail) increased 42% to $30,905,000 in the quarter and 22% to $88,118,000 in the year. The majority of the increases was due to: (i) sales of rough diamonds that were purchased as part of larger assortments from certain mines but were determined, in the normal course of business, to be unsuitable for Tiffany's production; such sales commenced in the third quarter and will continue on a regular basis as a component of the Company's direct diamond sourcing initiatives; and (ii) sales growth in LITTLE SWITZERLAND stores. Also contributing to sales were two recently-opened IRIDESSE stores, which focus exclusively on the pearl jewelry category.


Other Financial Highlights:
---------------------------
     o Gross margin (gross profit as a percentage of net sales) in the fourth quarter was 57.1% (versus 59.5% in the prior year) and was 56.0% in the fiscal year (versus 57.9%). The largest portion of the declines was due to LIFO inventory charges of $15,800,000 in the quarter (versus $2,900,000 in the prior year) and $33,500,000 in the fiscal year (versus $10,500,000 a year ago). The gross margin declines also reflected changes in geographic and product sales mix, as well as costs incurred to expand product distribution and sourcing/manufacturing capacity.

     o SG&A expenses increased 26% in the fourth quarter and 17% in the fiscal year. As noted above, SG&A expenses in the fourth quarter included charges related to impairment of certain assets and exit costs to unwind a separate retail concept that the Company has decided not to pursue; a contribution to the Tiffany & Co.

          Foundation; and the early adoption of SFAS No. 123R. As a result, SG&A expenses as a percentage of net sales was 39.8% in the fourth quarter (versus 35.0% in the prior year) and 42.6% in the fiscal year (versus 40.1% a year ago).

     o The American Jobs Creation Act of 2004 (the "Act"), creates a temporary incentive for U.S. companies to repatriate accumulated foreign earnings by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. This incentive will effectively reduce the amount of U.S. Federal income tax due on the repatriation. During the fiscal year ending January 31, 2006, the Company currently plans to repatriate approximately $100 million of accumulated foreign earnings in the form of extraordinary dividends, as presently defined in the Act. The Company had previously accrued income taxes on these earnings at historical statutory rates. Therefore, an income tax benefit of $8.6 million has been recorded as of January 31, 2005, pursuant to the Company's repatriation plans and the current provisions of the Act.

     o Net inventories at January 31, 2005 were 21% higher than at January 31, 2004. Combined raw material and work-in-process inventories increased 35% due to expanded rough diamond sourcing and increased costs of raw materials. Finished goods inventories rose 17% to support expanded product offerings as well as the opening of new stores.

     o The Company accelerated its rate of share repurchases during the fourth quarter, repurchasing and retiring 1,300,000 shares of its Common Stock at an average cost of $30.89 per share. In the fiscal year, the Company repurchased and retired 2,735,000 shares of its Common Stock at an average cost of $31.71 per share. Approximately $30 million remains available for future repurchases under the currently authorized plan.

     o The Company continues to be in a strong financial position. At January 31, 2005, cash and cash equivalents were $326,881,000 (versus
          $276,115,000 a year ago), short-term and long-term debt totaled $440,563,000 (versus $486,859,000 a year ago) and stockholders' equity was $1,701,160,000 (versus $1,468,200,000 a year ago). Total debt as a percentage of stockholders' equity was 26% at January 31, 2005, compared with 33% a year ago.

"Looking beyond 2004," Mr. Kowalski said, "Tiffany has maintained a long-term approach by expanding its global reach with new stores, and reaching more customers with compelling marketing messages focused on both a wide range of newly-introduced designs as well as our classic product offerings. We are very pleased that our involvement with Aber enhances our diamond supply and that the gain from the sale of our equity investment enriches shareholder value. We were also pleased that Tiffany's Board of Directors approved additional funding for the Tiffany & Co. Foundation to advance its charitable giving strategy. The charitable work of the Foundation has the collateral benefit of enhancing the Company's image."

2005 Guidance:
--------------
He continued, "For 2005, we believe the Company has the ability to achieve 8-10% net sales growth and net earnings in a range of $1.45 - $1.55 per diluted share, which of course, now includes the effect of approximately 10 cents per diluted share from expensing equity-based compensation. This confirms the guidance that we provided on January 7th and includes the following assumptions: opening a total of 6-10 company-operated TIFFANY & CO. stores; comparable store percentage sales growth in a mid-single-digit range in the U.S. and in a low-single-digit range (in local currency) in Japan; a slight increase in gross margin; a mid-single-digit percentage increase in SG&A expenses; other expenses, net of approximately $20 million; an effective tax rate of 38.3%; capital expenditures of approximately $175 million; and a single-digit percentage increase in net inventory levels. However, we expect that net earnings in this first quarter may be somewhat below 25 cents per diluted share (first quarter 2004 earnings as adjusted downward by two cents per diluted share for the adoption of SFAS No.
123R) due to continued challenging conditions in Japan and the effect on gross margin from precious metal and diamond cost increases."

Growth Objectives:
------------------
Mr. Kowalski concluded, "Looking beyond 2005, we expect long-term earnings per share growth of at least 12% annually over the following three years, which assumes opening 6-10 company-operated TIFFANY & CO. stores annually, some operating margin expansion, improvement in our return on assets, and continued investments in longer-term growth opportunities such as the expansion of specialty retail concepts and development of the TIFFANY & CO. brand in China. We are unequivocally committed to maintaining the integrity of the TIFFANY & CO. brand and continuing to deliver the excellence that our customers expect. Tiffany's experienced management team remains enthusiastic about growing our business and maintaining a leading industry position."

Financial Results
-----------------
Results for fiscal 2004 are unaudited. The audit of the Company's financial statements will be completed with the issuance of its Report on Form 10-K.

Risk Factors
------------

This document contains certain "forward-looking statements" concerning the Company's objectives and expectations with respect to store openings, retail prices, gross profit, expenses, inventory performance, capital expenditures and cash flow. In addition, management makes other forward-looking statements from time to time concerning objectives and expectations. As a jeweler and specialty retailer, the Company's success in achieving its objectives and expectations is partially dependent upon economic conditions, competitive developments and consumer attitudes, including changes in consumer preferences for certain jewelry styles and materials. However, certain assumptions are specific to the Company and/or the markets in which it operates. The following assumptions, among others, are "risk factors" which could affect the likelihood that the Company will achieve the objectives and expectations communicated by management:
(i) that low or negative growth in the economy or in the financial markets, particularly in the U.S. and Japan, will not occur and reduce discretionary spending on goods that are, or are perceived to be, "luxuries"; (ii) that consumer spending does not decline substantially during the fourth quarter of any year; (iii) that unsettled regional and/or global conflicts or crises do not result in military, terrorist or other conditions creating disruptions or disincentives to, or changes in the pattern, practice or frequency of tourist travel to the various regions where the Company operates retail stores nor to the Company's continuing ability to operate in those regions; (iv) that sales in Japan will not decline substantially; (v) that there will not be a substantial adverse change in the exchange relationship between the Japanese yen and the U.S. dollar; (vi) that Mitsukoshi and other department store operators in Japan, in the face of declining or stagnant department store sales, will not close or consolidate stores which have TIFFANY & CO. retail locations; (vii) that Mitsukoshi will continue as a leading department store operator in Japan; (viii) that existing product supply arrangements, including license arrangements with third-party designers Elsa Peretti and Paloma Picasso, will continue; (ix) that the wholesale and retail market for high-quality rough and cut diamonds will provide continuity of supply and pricing; (x) that the Company's diamond initiatives achieve their financial and strategic objectives; (xi) that the Company's gross margins in Japan and for diamond products can be maintained in the face of increased competition from traditional and e-commerce retailers; (xii) that the sale of counterfeit products does not significantly undermine the value of the Company's trademarks and demand for the Company's products; (xiii) that new and existing stores and other sales locations can be leased, re-leased or otherwise obtained on suitable terms in desired markets and that construction can be completed on a timely basis; (xiv) that the Company can achieve satisfactory results from any current and future ventures into which it enters that are operated under non-TIFFANY & CO. trademarks or trade names; and (xv) that the Company's expansion plans for retail and direct selling operations and merchandise development, production and management can continue to be executed without meaningfully diminishing the distinctive appeal of the TIFFANY & CO. brand.

Conference Call
---------------
The Company will host a conference call today at 8:30 a.m. (EST) to review its results and outlook. Interested parties may listen to a broadcast on the Internet at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Conference Call") and at www.streetevents.com.

Next Scheduled Announcement
---------------------------
Investors and analysts should note that the Company anticipates reporting its first quarter results on May 13, 2005 and conducting a conference call at 8:30 a.m. (EST) that day, to be broadcast at www.tiffany.com and
www.streetevents.com. To receive future notifications for conference calls and/or news release alerts, interested parties may register at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Calendar of Events" and "News by E-Mail").

Company Description
-------------------
Tiffany & Co. (NYSE: TIF) operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company now operates more than 150 TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. The Company's Other operations include consolidated results from ventures operated under trademarks or trade names other than

TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This press release contains certain "forward-looking" statements concerning expectations for sales, store openings, gross margins, expenses, earnings, inventories and capital expenditures. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth above. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.


                                      # # #

                         TIFFANY & CO. AND SUBSIDIARIES
                         ------------------------------

NON-GAAP MEASURES
-----------------
The Company reports all required information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), but management believes that ongoing operating results are more difficult to understand if only GAAP financial measures are available to review. Internally, management monitors the sales performance of its international subsidiaries on a non-GAAP basis that excludes, from GAAP reported sales, the positive or negative effects that result from translating sales of its international subsidiaries into U.S. dollars (constant-exchange-rate basis). Management uses this constant-exchange-rate measure because it believes it is a more representative assessment of the sales performance of its international subsidiaries and provides for better comparability between reporting periods.

The Company's management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate and analyze the Company's operating results. The following tables reconcile net sales percentage increases (decreases) measured and reported in accordance with GAAP to the non-GAAP constant-exchange-rate basis:



                                        Three Months Ended                                  Fiscal Year Ended
                                         January 31, 2005                                   January 31, 2005
                             -----------------------------------------        --------------------------------------------
                                GAAP                   Constant                  GAAP                  Constant
                               Reported    Trans-      Exchange                Reported    Trans-      Exchange
                                 Net       lation     Rate Sales                 Net       lation     Rate Sales
Net Sales:                      Sales      Impact                               Sales      Impact
----------                   -----------------------------------------        --------------------------------------------
Worldwide                        11%           2%         9%                     10%           2%         8%

International Retail             10%           5%         5%                     10%           6%         4%

Japan Retail                      4%           4%         -                       1%           6%        (5%)

Other Asia-Pacific               22%           4%        18%                     27%           4%        23%

Europe                           24%          10%        14%                     23%          11%        12%



                                        Three Months Ended                                 Fiscal Year Ended
                                         January 31, 2005                                  January 31, 2005
                             -----------------------------------------        --------------------------------------------
                                GAAP                   Constant                  GAAP                  Constant
                               Reported    Trans-      Exchange                Reported    Trans-      Exchange
                                 Net       lation     Rate Sales                 Net       lation     Rate Sales
Comparable                      Sales      Impact                               Sales      Impact
Store Sales:
------------                 -----------------------------------------        --------------------------------------------
Worldwide                         5%           2%         3%                      7%           3%        4%

International Retail              1%           4%        (3%)                     3%           6%       (3%)

Japan Retail                     (3%)          4%        (7%)                    (2%)          6%       (8%)

Other Asia-Pacific                7%           3%         4%                     15%           4%       11%

Europe                           12%          10%         2%                     13%          10%        3%



                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                                        Three Months
                                                                      Ended January 31,             Years Ended January 31,
                                                         -------------------------------    ---------------------------------
                                                                  2005            2004               2005              2004
                                                           ------------    ------------       ------------       ------------
Net sales                                                $     810,122    $    731,588       $  2,204,831      $  2,000,045

Cost of sales                                                  347,715         296,543            971,164           842,663
                                                           ------------    ------------       ------------       ------------

Gross profit                                                   462,407         435,045          1,233,667         1,157,382

Selling, general and administrative expenses                   322,107         256,163            939,138           801,863
                                                           ------------    ------------       ------------       ------------

Earnings from operations                                       140,300         178,882            294,529           355,519

Other expenses, net                                              2,580           2,138             15,978            12,834

Gain on sale of equity investment                              193,597              -             193,597                -
                                                           ------------    ------------       ------------       ------------

Earnings before income taxes                                   331,317         176,744            472,148           342,685

Provision for income taxes                                     114,277          66,268            167,849           127,168
                                                           ------------    ------------       ------------       ------------

Net earnings                                             $     217,040    $    110,476       $    304,299      $    215,517
                                                           ============    ============       ============       ============


Net earnings per share:

 Basic                                                   $        1.50    $       0.75       $       2.08      $       1.48
                                                           ============    ============       ============       ============

 Diluted                                                 $        1.48    $       0.74       $       2.05      $       1.45
                                                           ============    ============       ============       ============


Weighted-average number of common shares:

 Basic                                                         144,854         146,682            145,995           145,730
 Diluted                                                       146,688         149,795            148,093           148,472



                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                           January 31,           January  31,
                                                                  2005                   2004
                                                      ----------------       ----------------
ASSETS
------
Current assets:
Cash and cash equivalents                              $       326,881        $       276,115
Accounts receivable, net                                       133,545                131,990
Inventories, net                                             1,057,245                871,251
Deferred income taxes                                           64,790                 45,043
Prepaid expenses and other current assets                       25,428                 23,683
                                                         -------------         --------------

Total current assets                                         1,607,889              1,348,082

Property, plant and equipment, net                             917,853                885,092
Other assets, net                                              140,376                157,914
                                                         --------------        --------------

                                                       $     2,666,118        $     2,391,088
                                                         ==============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Short-term borrowings                                  $        42,957        $        41,948
Current portion of long-term debt                                   -                  51,920
Accounts payable and accrued liabilities                       186,013                209,842
Income taxes payable                                           118,536                 45,922
Merchandise and other customer credits                          52,315                 45,527
                                                         --------------        --------------

Total current liabilities                                      399,821                395,159

Long-term debt                                                 397,606                392,991
Postretirement/employment benefit obligations                   40,220                 36,746
Deferred income taxes                                           33,175                 22,397
Other long-term liabilities                                     94,136                 75,595
Stockholders' equity                                         1,701,160              1,468,200
                                                         --------------        --------------

                                                       $     2,666,118        $     2,391,088
                                                         ==============        ==============
